Exhibit 99.1

Badger Meter Appoints Melanie K. Cook to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--February 24, 2022--Badger Meter, Inc. (NYSE:BMI) today announced that Melanie K. Cook, recently retired Chief Operating Officer of GE Appliances (a Haier Company) has been appointed to its Board of Directors. The appointment of Ms. Cook increases the size of the Board to ten members.

During Ms. Cook’s nearly 30 years of global experience, she has held business unit leadership roles with full profit and loss responsibility in addition to roles in product lifecycle management, end-to-end supply chain, global sourcing, finance/audit, and acquisitions/dispositions, while delivering organic growth and driving digitization and transformational change. Her experiences cover multiple industries, channels, and functions, including international experience and a strong global business acumen.

Her most recent role as Chief Operating Officer at GE Appliances included full operations leadership for the multi-billion dollar revenue business covering 15,000 employees globally. Among her many accomplishments, she implemented an Inclusion and Diversity Talent Leaders program across Operations, established a supplier diversity initiative, and achieved ISO14001 Environmental Management System Certification.

Ms. Cook holds a Bachelor of Science degree in Business Administration from the University of Florida. She currently serves as a non-executive director on the board of The Legacy Companies, a privately-owned food service and consumer products company, as well as several non-profit organizations.

“I’m thrilled to welcome Melanie to Badger Meter’s Board. Her wide-ranging skills and experiences will be especially valuable to the Board and management team as we continue to innovate our digital smart water solutions and expand globally,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer of Badger Meter.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit badgermeter.com.

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com